                                                                  Exhibit (d)(4)


                           VOTING AND OPTION AGREEMENT


     VOTING AND OPTION AGREEMENT dated as of December 10, 2000 by and among Robert Bosch GmbH, a limited liability company organized under the laws of Germany ("Bosch"), Karl H. Kostusiak ("Kostusiak") and David B. Lederer ("Lederer"; together with Kostusiak, the "Shareholders").

         WHEREAS, Bosch and Detection Systems, Inc. (the "Company") have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge the Company with and into a wholly owned subsidiary of Bosch (the "Merger") (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement);

         WHEREAS, as of the date hereof, Kostusiak and Lederer are the record and beneficial owners of, or have the sole right to vote and dispose of, 383,721 and 203,037 shares (the "Shares") of the Common Stock, $.05 par value, of the Company (the "Company Common Stock"), respectively; and

         WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Bosch has required that each Shareholder agree, and each of the Shareholders is willing to agree, to the matters set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

         1. Representations and Warranties of Shareholders. Each Shareholder severally represents and warrants to Bosch as follows:

                  1.1 Binding Agreement. Such Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  1.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) in the case of such Shareholder, require any consent, approval, authorization or permit of, registration, declaration or



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filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to such Shareholder or the Shares.

                  1.3 Ownership of Shares. Kostusiak and Lederer are the record and beneficial owners of, or otherwise have the right to dispose of, 383,721 and 203,037 shares of Company Common Stock, respectively, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than the Option or pledges pursuant to commercially customary brokers margin accounts which would not restrict the exercise of the Option upon payment of the margin loan) or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). There are no outstanding options or other rights to acquire from such Shareholder or obligations of such Shareholder to sell or to acquire, any shares of Company Common Stock.

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

         2. Representations and Warranties of Bosch. Bosch represents and warrants to each of the Shareholders as follows:

                  2.1 Binding Agreement. Bosch is a limited liability company duly organized, validly existing and in good standing under the laws of Germany and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bosch and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Management of Bosch. Bosch has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Bosch, enforceable against Bosch in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Bosch of the transactions contemplated hereby, nor the compliance by Bosch with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its articles of organization, by-laws or other similar organizational documents, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange


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

Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding.

         3. Transfer and Other Restrictions.

                  3.1 Certain Prohibited Transfers. Each Shareholder agrees not to:

                  (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, shares of Company Common Stock owned by him, other than as provided in this Agreement;

                  (b) grant any proxies or enter into a voting agreement or other arrangement with respect to any shares of Company Common Stock owned by him, other than this Agreement; nor

                  (c) deposit any shares of Company Common Stock owned by him into a voting trust.

                  3.2 Option

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

                  (a) Each of the Shareholders hereby grants to Bosch the exclusive and irrevocable option to purchase (the "Option"), on the terms and conditions hereinafter set forth, all of the Shares owned by him, together with
(i) any additional shares of capital stock of the Company acquired by the Shareholder after the date hereof and prior to the exercise of the Option, or which such Shareholder is entitled to receive from the Company by reason of being a record holder during such period, and (ii) any securities into which any such shares or additional shares shall have been converted or changed whether by amendment to the Certificate of Incorporation of the Company, merger, consolidation or otherwise.

                  (b) The Option may be exercised by Bosch in whole, but not in part, at any time (the "Option Period") commencing January 2, 2001 and expiring, without any action by Bosch or the Shareholders, upon the first to occur of the following: (a) Purchaser fails to commence the Offer within 10 business days after the date hereof, except by reason of the conditions set forth in paragraph
(e) of Annex A to the Merger Agreement, (b) Purchaser fails to purchase Shares pursuant to the Offer, by reason of the conditions set forth in paragraphs (a),
(b), (c), (d) or (g) of Annex A to the Merger Agreement, (c) Bosch terminates the Merger Agreement pursuant to Section 7.1(a), (b), (c) or (e)(ii),(iii) or
(iv) of the Merger Agreement, (d) the Company terminates the Merger Agreement pursuant to Section 7.1(a), (b), (c) or (d)(iv) of the Merger Agreement or (e) the Company terminates the Merger


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

Agreement pursuant to Section 7.1(d)(ii) or (iii) of the Merger Agreement, but only if the failure of Purchaser to commence the Offer or purchase Shares is not due to the failure of the condition set forth in paragraph (e) of Annex A to the Merger Agreement.

                  (c) In the event Bosch wishes to exercise the Option, Bosch shall send a written notice to the Shareholders specifying a place and date (not less than two nor more than ten business days from the date such notice is given) for the closing of the purchase of the Shares (the "Closing").

                  (d) The price to be paid for the Shares pursuant hereto (the "Option Price") shall be $18 per Share, payable in cash.

                  (e) At the Closing, each Shareholder will deliver to Bosch a certificate or certificates representing the Shares owned by him, duly endorsed for transfer or accompanied by appropriate stock powers, together with evidence satisfactory to Bosch of payment of all stock transfer taxes or exemption therefrom and Bosch shall issue or deliver to each Shareholder a cash amount to which such Shareholder is entitled pursuant to clause (d) above.

                  (f) In the event that: (i) the Option is exercised, (ii) the Merger is not consummated and (iii) any party other than Bosch and its subsidiaries acquires, though merger or otherwise, all or substantially all of the business or assets of the Company pursuant to a transaction or series of transactions providing


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

aggregate consideration to shareholders of the Company greater than $18 per share of Company Common Stock (the "Alternative Consideration"), then within 5 days following receipt of such consideration by Bosch or its affiliates, Bosch shall pay to each of the Shareholders the product of (x) the amount by which the Alternative Consideration exceeds $18 and (y) the number of Shares sold by such Shareholder to Bosch pursuant to the Option.

                  3.3 Tender. Each of the Shareholders agrees to tender into the Offer the Shares owned by him or of which he otherwise has the right to dispose, and to not withdraw such Shares unless and until the Offer expires or is terminated.

                  3.4 Efforts. Each Shareholder agrees not to take any action which would make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement.

                  3.5 Additional Shares. Each Shareholder hereby agrees, until the end of the Option Period, to promptly notify Bosch of the number of any new shares of Company Common Stock acquired by the Shareholder, if any, after the date hereof.

         4. Voting Agreement. Each Shareholder hereby agrees to attend all meetings of the shareholders of the Company. Each Shareholder retains all



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

voting rights with respect to the Shares owned by him; provided, however, that at any meeting of the shareholders of the Company, however called, or in connection with any action by written consent by the shareholders of the Company, he shall vote all of the Shares owned by him:

                  (i) in favor of the transactions contemplated by the Merger Agreement;

                  (ii) against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement;

                  (iii) against any action or agreement that would impede, interfere with or discourage the transactions contemplated by the Merger Agreement (or attempt to do any of the foregoing), including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries, (B) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or the issuance of any securities of the Company or any subsidiary, (C) any change in the executive officers or Board of Directors of the Company or (D) any change in the present corporate structure or business of the Company; and

                  (iv) in the manner specified by Bosch from time to time with respect to any other matter which is reasonably likely to contradict any provision of


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

this Agreement or the Merger Agreement or may make it more difficult for or less desirable to Bosch to consummate the Merger or may delay or hinder the consummation of the Merger.

         5. Proxy. Each Shareholder hereby constitutes and appoints Gary Saunders and Luke Baer, and each of them, with full power of substitution, his true and lawful proxy and attorney-in-fact to vote the Shares as specified in
Section 4 hereof. This proxy shall be deemed coupled with an interest, and is irrevocable.

         6. Legend. Each Shareholder shall surrender to the Company all certificates representing the shares of Company Common Stock owned by him, and instruct the Company to place the following legend on such certificates:

                                    "The shares of common stock represented by
                  this certificate are subject to a Voting and Option Agreement, dated as of December 10, 2000, by and among Robert Bosch GmbH, Karl H. Kostusiak and David B. Lederer."

         7. Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

         8. Commissions. Each Shareholder and Bosch, in connection with the transactions contemplated hereby, severally agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with


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

respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

         9. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         10. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Bosch, to:

                           Robert Bosch GmbH
                           Robert Bosch Platz 1
                           70049 Stuttgart
                           Germany
                           Attention:  Dr. Heiko Carrie
                           Telephone No.:0049 711 811 6864
                           Telecopy No.:    0049 711 811 6760

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

                           with a copy to:

                           Coudert Brothers
                           1114 Avenue of the Americas
                           New York, New York 10036
                           Telephone No.:(212) 626-4524
                           Telecopy No.:    (212) 626-4120
                           Attention: Brian McGunigle


If to Kostusiak, to:

                           Karl H. Kostusiak
                           4016 East Avenue
                           Rochester, New York 14618

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom
                           Four Times Square
                           New York, New York  10036
                           Telephone No.:  (212) 735-2760
                           Telecopy No.:    (917) 777-2760
                           Attention:  Stephen M. Banker

If to Lederer, to:

                           David B. Lederer
                           8656 Grieg Street
                           Sodus Point, New York 14555

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom
                           Four Times Square
                           New York, New York  10036
                           Telephone No.  (212) 735-2760
                           Telecopy No.:   (212) 735-2760
                           Attention:  Stephen M. Banker

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

         12. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         13. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that Bosch may assign this agreement to Purchaser, provided Bosch remains liable for Purchaser's performance hereof. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

         14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         15. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

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

         16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         17. Termination. This Agreement shall terminate upon the earliest of
(i) expiration of the Option Period, (ii) the purchase of the Shares pursuant to the Option, (iii) the agreement of the parties hereto to terminate this Agreement and (iv) consummation of the Merger.



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

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Shareholder and a duly authorized officer of Bosch on the day and year first written above.

                                Robert Bosch GmbH



                                       By:   s/ Georg Hanen
                                             -------------------------------
                                             Name: Dr. Georg Hanen
                                             Title: Senior Vice President



                                       By:   s/ Heiko Carrie
                                             -------------------------------
                                             Name: Dr. Heiko Carrie
                                             Title: Director



                                             s/ Karl H. Kostusiak
                                             -------------------------------
                                                Karl H. Kostusiak



                                             s/ David B. Lederer
                                             -------------------------------
                                                David B. Lederer



Acknowledged and agreed,

Bosch Security Systems Corporation

By: /s/ Gary Saunders
-------------------------------
      Name: Gary Saunders
      Title: Vice President


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